                                                                      EXHIBIT 99
NEWS RELEASE

Date:               February 23, 1999

Contact:            William A. Franson
                    Executive Vice President, COO
                    County National Bank
                    (814)765-9621
                    or
                    Dale E. Hill
                    President
                    First National Bank of Spangler
                    (814)948-6410

                                                    FOR IMMEDIATE RELEASE

CNB Financial Corp. To Acquire First National Bank of Spangler

          The CNB Financial Corporation, headquartered in Clearfield, PA, announces its pending acquisition of the First National Bank of Spangler, headquartered in Spangler, PA. James P. Moore, President of CNB Financial Corporation, in making the announcement, stated that the shareholders of Spangler will receive 237,500 shares of common stock of CNB Financial Corporation for the sale of their bank which will be merged into CNB Financial Corporation's subsidiary, County National Bank. The CNB Financial Corporation has executed a Letter of Intent with the management of the First National Bank of Spangler.

          Through this merger, County National Bank will acquire $32 million in assets which represents $5 million in capital, $27 million in deposits, and $22 million in consumer and small business loans along with related fixed assets, leases, and other agreements. The transaction will be subject to the execution of a definitive merger agreement, Spangler shareholder approval and the usual conditions including regulatory approval. CNB stock trades on the NASDAQ National Market through the trading symbol CCNE.

          This merger will give County National Bank seventeen banking offices in a six county market area, being Clearfield, Center, Cambria, Elk, McKean, and Jefferson counties. The acquisition will take CNB's total assets to over $500 million and bring its total equity capital to $50 million, making it the largest independently owned and NASDAQ traded bank holding company headquartered in this area.